Exhibit 2

                               Chapman and Cutler
                             111 West Monroe Street
                             Chicago, Illinois 60603

                                   May 6, 1997

Voyageur Fund Managers, Inc.
One Commerce Square
Philadelphia, Pennsylvania  19103

         Re:      Delaware-Voyageur Unit Investment Trust, Series 9

Ladies/Gentlemen:

         We have served as special counsel for Voyageur Fund Managers, Inc., as Sponsor and Depositor (the "DEPOSITOR") of Delaware-Voyageur Unit Investment Trust, Series 9 (the "FUND"), in connection with the preparation, execution and delivery of a Trust Agreement dated May 6, 1997 and a Standard Terms and Condition of Trust dated May 6, 1997 (collectively, the Indenture) each of which are between Voyageur Fund Managers, Inc., as Depositor and The Chase Manhattan Bank, as Evaluator and Trustee, pursuant to which the Depositor has delivered to and deposited the securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued in the name of the Depositor documents representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

         In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

                  1. The execution and delivery of the Indenture and the execution and issuance of certificates evidencing the units of the Fund have been duly authorized; and

                  2. The certificates evidencing the units of the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Indenture, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-25219) relating to the units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                        Respectfully submitted,



                                        CHAPMAN AND CUTLER

MJK/cjw





                               Chapman and Cutler
                             111 West Monroe Street
                             Chicago, Illinois 60603

                                   May 6, 1997

The Chase Manhattan Bank
4 New York Plaza
New York, New York 10004-2413

Voyageur Fund Managers, Inc.
One Commerce Square
Philadelphia, Pennsylvania  19103

         Re:      Delaware-Voyageur Unit Investment Trust, Series 9

Ladies/Gentlemen:

         We have acted as special counsel for Voyageur Fund Managers, Inc., Depositor of Delaware-Voyageur Unit Investment Trust, Series 9 (the "FUND"), in connection with the issuance of units of fractional undivided interest in the Fund, under a Trust Agreement dated May 6, 1997 and a Standard Terms and Conditions of Trust dated May 6, 1997 (collectively, the "INDENTURE") each of which are between Voyageur Fund Managers, Inc., as Depositor and The Chase Manhattan Bank, as Evaluator and Trustee.

         In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent. The opinions expressed herein assume that a Trust will be administered, and investments by a Trust from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. Each Trust holds Securities as such term is defined in the Prospectus. For purposes of the following discussion and opinion, it is assumed that each Security is equity for Federal income tax purposes.

         Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

                  i. Each Trust is not an association taxable as a corporation for Federal income tax purposes; each Unit holder will be treated as the owner of a pro rata portion of each of the assets of a Trust under the Internal Revenue Code of 1986 (the "CODE") in the proportion that the number of Units held by him bears to the total number of Units outstanding; the income of such Trusts will be treated as income of the Unit holders thereof under the Code in the proportion described; and an item of Trust income will have the same character in the hands of a Unit holder as it would have in the hands of the Trustee. Each Unit holder will be considered to have received his pro rata share of income derived from each Trust asset when such income is considered to be received by a Trust.

                  ii. Each Unit holder will recognize gain or loss (subject to various nonrecognition provisions under the Code) when each respective Trust disposes of a Security (whether by sale, exchange, liquidation, redemption, or otherwise) or upon the sale or redemption of Units by such Unit holder. The price a Unit holder pays for his Units, which generally includes sales charges, is allocated among his pro rata portion of each Security held by such Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unit holder purchases his Units) in order to determine his tax basis for his pro rata portion of each Security held by such Trust. For Federal income tax purposes, a Unit holder's pro rata portion of dividends, as defined by Section 316 of the Code, paid by a corporation with respect to a Security held by the Trust is taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unit holder's pro rata portion of dividends paid on such Security which exceeds such current and accumulated earnings and profits will first reduce a Unit holder's tax basis in such Security and to the extent that such dividends exceed a Unit holder's tax basis in such Security shall be treated as gain from the sale or exchange of property.

                  iii. A Unit holder's portion of gain, if any, upon the sale or redemption of Units or the disposition of Securities held by a Trust will generally be considered a capital gain except in the case of a dealer or a financial institution and will be generally long-term if the Unit holder has held his Units for more than one year. A Unit holder's portion of loss, if any, upon the sale or redemption of Units or the disposition of Securities held by a Trust will generally be considered a capital loss (except in the case of a dealer or a financial institution) and will be generally long-term if the Unit holder has held his Units for more than one year. Unit holders should consult their tax advisers regarding the recognition of gains and losses for Federal income tax purposes. In particular, Rollover Unit holders should be aware that a Rollover Unit holder's loss, if any, incurred in connection with the exchange of Units for Units in the next new series of the Voyageur Trusts (the "1998 TRUSTS"), if offered, will generally be disallowed with respect to the disposition of any Securities pursuant to such exchange to the extent that such Unit holder is considered the owner of substantially identical securities under the wash sale provisions of the Code taking into account such Unit holder's deemed ownership of securities underlying the Units in the 1998 Trusts in the manner described above, if such substantially identical securities were acquired within a period beginning 30 days before and ending 30 days after such disposition. However, any gains incurred in connection with such an exchange by a Rollover Unit holder would be recognized.

         A domestic corporation owning Units in a Trust may be eligible for the 70% dividends received deduction pursuant to Section 243(a) of the Code with respect to such Unit holder's pro rata portion of dividends received by a Trust (to the extent such dividends are taxable as ordinary income, as discussed above, and are attributable to domestic corporations), subject to the limitations imposed by Section 246A of the Code. It should be noted that various legislative proposals that would affect the dividends received deduction have been introduced.

         Section 67 of the Code provides that certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unit holders may be required to treat some or all of the expenses of the Trusts as miscellaneous itemized deductions subject to this limitation.

         The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No.333-25219) relating to the Units referred to about and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                        Very truly yours,



                                        CHAPMAN AND CUTLER

MJK/cjw